Exhibit 99.1

SRX Global Acquires Senior Secured Debt in CERo Therapeutics Holdings, Inc., an Innovative Cellular Immunotherapy Company with Cancer Fighting Molecule for the Treatment of Hematologic Cancers

The Debt investment is expected to accelerate development of CERo’s lead therapeutic CER-1236 for hematological cancers

NORTH PALM BEACH, FL – August 31, 2026 – SRX Global Inc. (NYSE American: SRXH) (the “Company” or “SRX”), an AI-enabled platform dedicated to generating long-term shareholder value through investments in high-conviction operating companies and strategic assets, today announced that it has purchased senior secured debt in CERo Therapeutics Holdings, Inc. (OTCQB: CERO) (“CERo Holdings” and, together with CERo Therapeutics, “CERo”), an innovative cellular immunotherapy company advancing next generation engineered T cell therapeutics that employ phagocytic mechanisms. The investment is expected to provide CERo with additional capital to accelerate the advancement of its clinical programs.

SRX Global CEO Kent Cunningham stated, “This secured investment reflects our strategy of investing in high-conviction operating companies with differentiated assets and meaningful long-term value creation potential. CERo’s novel approach to engineered T cell therapeutics with multifunctional tumor clearing, and the clinical progress the team has made with CER-1236, make it a compelling addition to our platform.

“We expect this investment to provide CERo with enhanced access to capital and broader operational resources to support the continued advancement of CER-1236 and its broader R&D efforts.”

To date, CERo has treated six patients in the ongoing Phase 1 CERTAIN-T trial. In the most recent cohort of three patients, CER-1236 was administered at an increased dose level, with no dose-limiting toxicities (“DLTs”) observed during the DLT assessment period. As previously reported, CERo has also observed expansion of infused CER-1236 cells following administration, and the company continues to evaluate the pharmacokinetic and pharmacodynamic profile of CER-1236 as the study advances through dose escalation.

CERo has initiated the third planned cohort of the CERTAIN-T study, which is expected to evaluate the planned one billion cells/patient protocol and is currently screening patients for enrollment. The cohort is also expected to include patients with myelodysplastic syndromes (“MDS”) and myelofibrosis (“MF”), reflecting CERo’s strategy to further evaluate CER-1236 in additional myeloid disease settings.

About the CERTAIN-T Trial

The first-in-human, multicenter, open-label Phase 1/1b CERTAIN-T study is designed to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary clinical activity of CER-1236 in patients with hematologic malignancies. The study initially enrolled patients with acute myeloid leukemia (“AML”), including relapsed/refractory AML, measurable residual disease AML, and newly diagnosed TP53-mutated AML, and has since expanded to include transfusion-dependent myelodysplastic syndromes (“TD-MDS”), high-risk myelodysplastic syndromes (“HR-MDS”), and post-JAK inhibitor myelofibrosis (“MF”). Primary endpoints include safety and tolerability. Secondary endpoints include pharmacokinetics and measures of clinical response, including overall response rate (“ORR”), complete response (“CR”), composite complete response (“cCR”), and measurable residual disease (“MRD”).

About SRX Global Inc.

SRX Global is an AI-driven platform focused on generating long-term shareholder value through investments in high-conviction operating companies, strategic assets, and technology-enabled opportunities. The company leverages proprietary technology, data analytics, and disciplined capital allocation to identify and manage investments across multiple sectors.

About CERo Therapeutics Holdings, Inc.

CERo Therapeutics Holdings, Inc. is an innovative immunotherapy company advancing the development of engineered T cell therapeutics for the treatment of cancer. The company’s proprietary approach to T cell engineering is designed to integrate characteristics of innate and adaptive immunity into a single therapeutic construct intended to engage multiple immune mechanisms against cancer. CERo refers to these engineered cells as Chimeric Engulfment Receptor T cells (“CER-T”).

CERo’s lead investigational product candidate, CER-1236, is being evaluated in hematologic malignancies.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of applicable securities laws. These statements include, without limitation, statements regarding the proposed transaction, the anticipated benefits of the proposed transaction to SRX Global and CERo, the clinical development, safety profile, pharmacokinetic and pharmacodynamic characteristics, therapeutic potential, and future evaluation of CER-1236; the progression, design, and enrollment of the CERTAIN-T trial; planned cohort expansion and dose escalation; and SRX Global’s and CERo’s development strategy and objectives. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Certain risks that could cause actual results to differ are set forth in SRX Global’s and CERo’s respective filings with the Securities and Exchange Commission, including their most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and the documents incorporated by reference therein. The risks described in these filings are not exhaustive. Forward-looking statements are not guarantees of performance, and undue reliance should not be placed on such statements. SRX Global undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:

SRX Global Inc.

Kent Cunningham, Chief Executive Officer

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

212-896-1254

srx@kcsa.com